Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TETRA Technologies, Inc. 2018 First Amended and Restatement Equity Incentive Plan of our report dated March 16, 2020 (except for Note 3, as to which the date is March 5, 2021) with respect to the consolidated financial statements of TETRA Technologies, Inc. and subsidiaries as of December 31, 2019 and for the years ended December 31, 2019 and 2018, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 26, 2021